    As filed with the Securities and Exchange Commission on December 1, 1998.
                          Registration No.____________

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              LADD FURNITURE, INC.
               (Exact name of issuer as specified in its charter)

North Carolina                                            56-1311320
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

Post Office Box 26777
Greensboro, North Carolina                                27417-6777
(Address of principal executive offices)                  (Zip Code)

                              LADD FURNITURE, INC.
                      MANAGEMENT DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                              William S. Creekmuir
                 Executive Vice President, Secretary, Treasurer
                           and Chief Financial Officer
                              LADD Furniture, Inc.
                              Post Office Box 26777
                      Greensboro, North Carolina 27417-6777
                                 (336) 315-4001
            (Name, address and telephone number of agent for service)

                                    Copies to
                             Robert E. Esleeck, Esq.
                             Kilpatrick Stockton LLP
                             1001 West Fourth Street
                       Winston-Salem, North Carolina 27101

Approximate date of proposed commencement of sales pursuant to the plan:
Promptly after the effectiveness of this Registration Statement.
               ---------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================

                                                         Proposed Maximum         Proposed Maximum
    Title of Securities              Amount to be         Offering Price         Aggregate Offering           Amount of
    to be Registered(1)              Registered(2)         Per Security               Price(3)             Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations      $7,500,000               $1.00                 $7,500,000               $2,085.00
===========================================================================================================================

(1) The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the LADD Furniture, Inc. Management Deferred Compensation Plan (the "Plan").

(2) The deferred compensation obligations being registered represent the amount of compensation deferrals that the Registrant estimates will be made by Participants in the Plan during the 60-month period following the initial date of deferrals under this Registration Statement.

(3) The amount set forth herein is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(i) of the Securities Act of 1933, as amended (the "Act").

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS

Item 1.  Plan Information *

Item 2.  Registrant Information and Employee Plan Annual Information *

         * The documents containing the information required by Part I of Form S-8 will not be filed with the Commission as part of this Registration Statement. See Exhibit 4 attached hereto for a copy of the LADD Furniture, Inc. Management Deferred Compensation Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents filed by LADD Furniture, Inc. (the "Company") with the Securities and Exchange Commission are incorporated in this Registration Statement by reference: (i) the Annual Report of the Company filed on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended January 3, 1998, containing audited consolidated financial statements for the fiscal year of the Company then ended; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1998, July 4, 1998 and October 3, 1998; (iii) the Company's amended Quarterly Report on Form 10-Q/A-1 for the fiscal quarter ended October 3, 1998 as filed on December 1, 1998; and (iv) the Company's Current Reports on Form 8-K dated February 10, 1998, April 20, 1998, May 15, 1998, July 20, 1998 and October 13,
1998. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that the deferred compensation obligations provided herein have been fully satisfied, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities

         The following description of the securities offered hereby is qualified by reference to the LADD Furniture, Inc. Management Deferred Compensation Plan (the "Plan"). Capitalized terms used herein and not otherwise defined are used as defined in the Plan. The Plan is an unfunded, nonqualified deferred compensation plan intended to be exempt from Parts 1, 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The securities represent obligations of the Company to pay Plan Participants certain compensation amounts that have been credited to Participants' accounts under the Plan.

         Participation in the Plan is limited to eligible employees who are selected by the committee appointed by the Board of Directors to administer the Plan (the "Committee") who are management or highly-compensated employees. An eligible employee may elect to participate in the Plan with respect to any Deferral Period by submitting a Participation Election to the Committee before the beginning of the Deferral Period on a date selected by the Committee. All account balances shall remain in the Plan until they can be distributed according to benefit payment terms (see below).

         A deferral shall be a portion of the Compensation payable by the Company to the Participant during the Deferral Period. A Participant may elect a deferral by stating the amount to be deferred as a percentage of Compensation. The Committee may change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. Participants' accounts will be indexed to one or more investment options chosen by each

Participant at the time of the Participation Election. Such options include an index based on the value of the Company's common stock. If a Participant's employment with the Company ends, the Deferral Period shall end on the date of termination.

         The elected Deferral Contribution shall remain in effect for the applicable Deferral Period once a Participant has submitted a Participation Election. Such an election shall generally be irrevocable except as provided in the Plan with respect to Participant-elected accelerated distributions.

         The Plan permits the Company to make Matching Contributions to the Participant's Matching Contributions Account after each Compensation Payment Date.

         Each Participant shall be 100% vested at all times in the amounts credited to such Participant's Deferral Contributions Account, including earnings. The Matching Contributions shall vest in accordance with the vesting schedule under the Company's 401(k) Plan. A Participant shall also be 100% vested in the amounts credited to both such accounts upon the date of a Change in Control.

         A Participant's account shall be distributed to the Participant upon the earlier of the date specified in the Participant's Participation Election or the Participant's termination of employment. While still employed, a Participant shall be entitled to receive an accelerated lump-sum distribution of all vested account balances within 30 days following the receipt of the Participant's written request to the Committee for withdrawal; provided, however, that ten percent (10%) of all vested account balances shall be forfeited to the Company as a penalty.

         If a Participant terminates employment with the Company prior to age 65 for any reason, including death or Disability, the Company shall pay to the Participant (or the Participant's beneficiary) benefits equal to the balance in the vested accounts within 30 days following the Participant's termination date. If a Participant terminates employment with the Company after attaining the age of 65, the Participant's account balance shall be paid as elected in his participation election(s) prior to each Deferral Period; provided, that the Participant may elect to change the form of benefit payment at any time up to 12 months before the date benefit payments commence. Alternative forms of benefit payment shall be either a lump-sum amount equal to the applicable account balance, or quarterly installments of the account balance amortized over a period of up to ten years. The account balance shall be reamortized each year, so that the amount of each installment payment will depend on the earnings credited or debited to the account during the prior year. Regardless of the form elected, if the Participant's total account is $100,000 or less, the benefit shall be paid in a lump sum.

         The Committee administering the Plan is the same committee that administers the Company's 401(k) Plan, and it shall administer the Plan under the same rules prescribed by the Company's 401(k) Plan to the extent such rules are applicable. The Plan is not subject to the fiduciary duty requirements of ERISA, and its expenses shall be paid out of the general assets of the Company.

         The Board may, at any time, amend the Plan in whole or in part by written instrument, as long as it does not reduce the amount credited to any account maintained under the Plan as of the date of the amendment. The Committee may approve amendments to the Plan, without prior approval or subsequent ratification by the Board, if the amendment: (i) does not significantly change the benefits provided under the Plan; (ii) does not significantly increase the costs of the Plan; and (iii) the amendment is intended either to enable the Plan to remain in compliance with the requirements of the Code, ERISA, or other applicable law, to facilitate administration of the Plan, or to improve its operation.

         The Board may terminate the Plan at any time. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Elections in such a way as to allow the Plan to continue to operate and be effective with regard to Participation Elections entered into prior to the effective date of such partial termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Participation Elections, and by terminating all ongoing Participation Elections. The Plan shall then cease to operate and the Company shall pay out to each Participant the vested balance in his account. Payment shall be made as a lump sum, unless the Committee determines otherwise. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

         Participants and their beneficiaries, heirs, successors and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any property which may be acquired by the Company. The Company may establish a trust for the purpose of providing for the payment of benefits due under the Plan. Although such trust may be irrevocable, its assets shall be held for payment of all of the Company's general creditors in the event of insolvency. Any and all of the Company's assets and policies are and shall be the general, unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.


Item 5.  Interests of Named Experts and Counsel

         Certain legal matters in connection with this offering will be passed upon for the Company by Kilpatrick Stockton LLP, Winston-Salem, North Carolina. Kilpatrick Stockton LLP serves as general counsel to the Company and has received and is expected to receive payment for legal services rendered or to be rendered on an ongoing basis to the Company. As of November 25, 1998, attorneys at Kilpatrick Stockton LLP owned 12,363 shares of the common stock of the Company.

Item 6.  Indemnification of Directors and Officers

         Article VII of the Company's bylaws provides for the indemnification of officers and directors to the fullest extent permitted under North Carolina corporate law, as follows:

                                   ARTICLE VII

                        INDEMNIFICATION AND REIMBURSEMENT
                            OF DIRECTORS AND OFFICERS

                  1.       Indemnification for Expenses and Liabilities.

                           (a) Any person who at any time serves or has served:
         (1) as a director, officer, employee or agent of the Corporation, (2) at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (3) at the request of the Corporation as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent from time to time permitted by law against Liability and Expenses in any Proceeding (including without limitation a Proceeding brought by or on behalf of the Corporation itself) arising out of his status as such or activities in any of the foregoing capacities or results from him being called as a witness at a time when he was not a named defendant or respondent to any Proceeding.

                           (b) The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this provision, including, without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him.

                           (c) Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the rights provided for herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from this provision.

                           (d) The rights granted herein shall not be limited by the provisions contained in Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act or any successor to such statutes.

                  2. Advance Payment of Expenses. The Corporation shall (upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent involved to repay the Expenses described herein unless it shall ultimately be determined that he is not entitled to be indemnified by the Corporation against such Expenses) pay Expenses incurred by such Director, officer, employee or agent in defending a Proceeding or appearing as a witness at a time when he has not been named as a defendant or a respondent with respect thereto in advance of the final disposition of such Proceeding.

                  3. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

                  4. Definitions. The following terms as used in this Article shall have the following meanings. "Proceeding" means any threatened, pending or completed action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding), whether civil, criminal, administrative, investigative or arbitrative and whether formal or informal. "Expenses" means expenses of every kind, including counsel fees. "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), reasonable expenses incurred with respect to a Proceeding and all reasonable expenses incurred in enforcing the indemnification rights provided herein. "Director," "officer," "employee," and "agent" include the estate or personal representative of a Director, officer, employee, or agent. "Corporation" shall include any domestic or foreign predecessor of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.


Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K, are included in Part II of this Registration Statement. Exhibit numbers omitted are not applicable.

Exhibit No.                Exhibits
-----------                --------

     4                     LADD Furniture, Inc. Management Deferred Compensation Plan.

     5                     Form of legal opinion of Kilpatrick Stockton LLP with respect to the legality of the securities being registered hereunder.

     24.a                  Consent of KPMG Peat Marwick LLP.

     24.b                  Consent of Kilpatrick Stockton LLP (Contained in their opinion filed as
                           Exhibit 5 hereto.)

     24.c                  Power of Attorney


Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on December 1, 1998.

                                     LADD FURNITURE, INC.

                                     By  /s/William S. Creekmuir
                                        ----------------------------------------
                                     William S. Creekmuir, Executive Vice
                                     President, Secretary, Treasurer and Chief
                                     Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   Signature                                    Title                              Date
                   ---------                                    -----                              ----
/s/Richard R. Allen                              Director                                    December 1, 1998
------------------------------------
Richard R. Allen

/s/J. Patrick Danahy                             Director                                    December 1, 1998
------------------------------------
J. Patrick Danahy

/s/Charles R. Eitel                              Director                                    December 1, 1998
------------------------------------
Charles R. Eitel

/s/David A. Jones                                Director                                    December 1, 1998
------------------------------------
David A. Jones

/s/Dr. Thomas F. Keller                          Director                                    December 1, 1998
------------------------------------
Dr. Thomas F. Keller

/s/Ian J. McCarthy                               Director                                    December 1, 1998
------------------------------------
Ian J. McCarthy

/s/Zenon S. Nie                                  Director                                    December 1, 1998
------------------------------------
Zenon S. Nie

/s/L. Glenn Orr, Jr.                             Director                                    December 1, 1998
------------------------------------
L. Glenn Orr, Jr.

/s/Fred L. Schuermann, Jr.                       Chairman of the Board, President,           December 1, 1998
------------------------------------             Chief Executive Officer and Director
Fred L. Schuermann, Jr.

/s/William S. Creekmuir                          Executive Vice President,                   December 1, 1998
------------------------------------             Secretary, Treasurer and Chief
William S. Creekmuir                             Financial Officer

/s/Daryl B. Adams                                Vice President, Corporate                   December 1, 1998
------------------------------------             Controller, Assistant Secretary and
Daryl B. Adams                                   Assistant Treasurer (Principal
                                                 Accounting Officer)